UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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CIMPRESS PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cimpress plc intends to use the following information in connection with discussions with shareholders to solicit support for proposals outlined in the definitive proxy statement for Cimpress’ Annual General Meeting of Shareholders on December 14, 2023, which was filed with the Securities and Exchange Commission on October 26, 2023 (the "Proxy Statement"). This information was previously disclosed in a filing with the Securities and Exchange Commission but was not included in the Proxy Statement.

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We are providing additional background information about the executive retention agreements that Cimpress plc entered into with its executive officers on February 20, 2023, which are described in more detail in the Compensation Discussion and Analysis section of the Proxy Statement. These executive retention agreements amended and restated the agreements that three of our executive officers, including Robert Keane, Chief Executive Officer of Cimpress and Chairman, had previously entered into, which previous agreements contained outdated references to compensation programs that have changed or are no longer in place. The amended and restated executive retention agreements reflect Cimpress' current compensation programs and provide flexibility to accommodate future compensation programs, while making no material changes to the economics and benefits of the previous agreements.

Mr. Keane's amended and restated executive retention agreement includes an excise tax gross-up provision that is unchanged from the version in his previous executive retention agreement. No other executive officer has an excise tax gross-up provision in either his amended and restated executive retention agreement or his previous executive retention agreement.